Exhibit 10.5

DATED	2008

CMT EUROPE LIMITED

and

ASHLEY TALLENTIRE DOWSON

and

DARRELL ROY FIELDING

SALE AND PURCHASE AGREEMENT

Needham &James

Needham and James House

Bridgeway

Stratford Upon Avon

Tel: 0845 630 8833

THIS AGREEMENT is dated	2008

(1)	Ashley Tallentire Dowson of Innisfree 61 Bidborough Ridge Tunbridge Wells Kent TN4 0UU and Darrell Roy Fielding of 2 Station Road Chigwell Essex IG7 6QT (together ‘the Seller’).

(2)	CMT Europe Limited incorporated and registered in England and Wales with company number 06129995 whose registered office is at St Quivox House 69 Windsor Road Gerrards Cross Buckinghamshire SL9 7NL (‘the Buyer’).

BACKGROUND

The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this Agreement.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Accounts: the abbreviated financial statements of the Company as at and to the Accounts Date, comprising the individual accounts of the Company, including in each case the notes thereon and the Directors’ reports (copies of which are attached to the Disclosure Bundle).

Accounts Date: 31 March 2008

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

Buyer’s Solicitors: Needham and James LLP at Needham and James House Bridgeway Stratford upon Avon Warwickshire CV37 6YY

CAA 2001: the Capital Allowances Act 2001.

Claim and Substantiated Claim: have the meanings set out respectively in clause 6 (Limitations on claims).

Company: The SEPA Consultancy Limited, a company incorporated and registered in England and Wales with company number 05355292 whose registered office is at 5 Underwood Street London N1 7LY further details of which are set out in Schedule 1.

Companies Acts: the Companies Act 1985 and the Companies Act 1989 and the Companies Act 2006

Completion: completion of the sale and purchase of the Sale Shares in accordance with this Agreement.

Completion Date: the date of this Agreement.

Connected: in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Director: each person who is a director or shadow director of the Company, the names of whom are set out in Schedule 1.

Directors’ Service Agreements: the directors’ service agreements for the Seller in the form annexed hereto to be entered into by the parties on Completion

Disclosed: fully, accurately, clearly and fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in the Disclosure Bundle.

Disclosure Bundle: the replies by the Seller and all documents referred to in such replies to enquiries raised by the Buyer with the same date as this Agreement and described as the Disclosure Bundle and agreed between the Buyer and the Seller.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

FSMA: the Financial Services and Markets Act 2000.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Intellectual Property Rights: has the meaning given in paragraph 14.1 of Part 1 of Schedule 3.

Management Accounts: the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company (including any notes thereon) for the period (a copy of which is attached to the Disclosure Bundle) ending on 30th April 2008

Parent Company: Capital Markets Technologies of 200 South Michigan Suite 2100 Chicago IL 60604 being CMT Inc as quoted on the OTC:BB under symbol “CMKT”

Previously-owned Land and Buildings: has the meaning given in paragraph 17.1 of Part 1 of Schedule 3.

Properties: has the meaning given in paragraph 17.1 of Part 1 of Schedule 3.

Purchase Price: the purchase price for the Sale Shares to be paid by the Buyer to the Seller in accordance with clause 3.

Sale Shares:	3,996 Ordinary Shares of £1 each
1 A Share of £1
1 B Share of £1
1 C Share of £1
1 D Share of £1

each in the Company, all of which have been issued and are fully paid.

Seller’s Solicitors: Thomas Dunton Solicitors at 217/219 High Street Orpington Kent BR6 0NZ

Tax Warranties: the Warranties in Part 2 of Schedule 3.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this Agreement or any part of that transaction.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the representations and warranties in clause 5 and Schedule 3.

1.2	Clause and schedule headings do not affect the interpretation of this Agreement.

1.3	A person includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	A reference to one gender includes a reference to the other gender.

1.6	A reference to a statute or statutory provision is a reference to it as it is in force at the time of this agreement being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.7	Writing or written includes faxes but not e-mail.

1.8	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.	SALE AND PURCHASE

On the terms of this Agreement, the Seller shall sell as and the Buyer shall buy, with effect from Completion, the Sale Shares, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

3.	PURCHASE PRICE

3.1	The Purchase Price is £3 million, to be satisfied as follows:

3.1.1	On Completion:

3.1.1.1	the sum of £500,000 in cash; and

3.1.1.2	the issue of stock in the Parent Company to a value equal to £500,000 based upon a stock value of $1.05 at the £sterling/$US dollar exchange rate prevailing on the date of Completion to be divided equally between the Sellers.

3.1.2	On the first anniversary of the date of Completion:

3.1.2.1	the sum of £500,000 in cash; and

3.1.2.2	the issue of stock in the Parent Company to a value equal to £500,000 based upon the market price of the Parent Company at the date of payment and the £sterling/$US dollar exchange rate prevailing at such time to be divided equally between the Sellers.

3.1.3	On the second anniversary of the date of Completion:

3.1.3.1	the sum of £500,000 in cash; and

3.1.3.2	the issue of stock in the Parent Company to a value equal to £500,000 based upon the market value of the Parent Company at the date of payment and the £sterling/$US dollar exchange rate prevailing at such time to be divided equally between the Sellers.

3.2	If a Directors Service Agreement is at any time in the two years following Completion terminated by one of the Sellers for whatever reason, save as a result of a material breach of that Directors Service Agreement by the Company then any of the consideration payable under clauses 3.1.2 and 3.1.3 due to the Seller whose Directors Service Agreement has been terminated which has not yet fallen due for payment shall lapse and shall not be payable by the Buyer

3.3	If a Directors Service Agreement is at any time in the first two years following completion terminated by the Company for whatever reason other than as a result of a material breach by that Seller of that Directors Service Agreement then any of the consideration payable under clauses 3.1.1 and 3.1.2 and 3.1.3 which has not yet been paid shall immediately be paid by the Buyer in full to that individual Seller.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date:

4.1.1	at the offices of the Buyer; or

4.1.2	at any other place or time as agreed in writing by the Seller and the Buyer.

4.2	At Completion the Seller shall:

4.2.1	deliver or cause to be delivered the documents and evidence set out in Schedule 2; and

4.2.2	deliver any other documents referred to in this Agreement as being required to be delivered by the Seller.

4.3	At Completion the Buyer shall pay the Purchase Price by telegraphic transfer to the Seller’s Solicitors (who are irrevocably authorised to receive the same) and otherwise in accordance with clause 3.1.

4.4	At Completion the Buyer and Seller shall enter into Directors Service Agreements in the agreed form.

4.5	Within 6 years of the date of this Agreement if the Buyer’s accountants discover any overpayment in respect of any tax paid up to and including the Accounts date, the Buyer shall use its reasonable endeavours to recover such overpayment from Her Majesty’s Revenue and Custom and shall account on a received basis to the Seller for the sum so recovered. The Seller shall use its reasonable endeavours to assist the Buyer in reclaiming the overpayment.

4.6	On Completion each of the Sellers waive all rights of pre-emption contained in Regulation 6 of the Articles of Association of the Company.

5.	WARRANTIES

5.1	The Buyer is entering into this Agreement on the basis of, and in reliance on, the Warranties.

5.2	The Seller warrants and represents to the Buyer that each Warranty is true, accurate and not misleading on the date of this Agreement.

5.3	Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, the Seller shall pay to the Buyer on demand:

5.3.1	the amount necessary to put the Company into the position it would have been in if the Warranty had not been breached after taking account of any relevant tax considerations or had not been untrue or misleading; and

5.3.2	all reasonable costs and expenses (including, without limitation, damages, claims, demands, proceedings, costs, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) incurred by the Buyer or the Company as a result of such breach or of the Warranty being untrue or misleading (including a reasonable amount in respect of management time).

5.4	Warranties qualified by the expression so far as the Seller is aware (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made all reasonable and careful enquiries.

5.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

6.	LIMITATIONS ON CLAIMS

6.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Claim: a claim by the Buyer for breach of any of the Warranties.

Substantiated Claim: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

6.2	This clause limits the liability of the Seller in relation to any Claim.

6.3	The liability of the Seller for all Substantiated Claims when taken together shall not exceed the value of the consideration received by the Seller under clause 3 at the time of any Claim.

6.4	The Seller is not liable for any Claim to the extent that the Claim:

6.4.1	relates to matters Disclosed; or

6.4.2	relates to any matter specifically and fully provided for in the Accounts.

6.5	The Seller shall not be liable for any claim if and to the extent that:

6.5.1	an allowance provision or reserve in respect of any liability was subject to the Claims made or taken into account or payment or discharge of which was taken into account in or preparing the accounts to the full amount of such Claim;

6.5.2	it is attributable to or arises as a result of any voluntary act or omission of the Buyer or any person deriving title from it or any group of company after completion done or suffered outside the ordinary course of business;

6.5.3	it is arising as a result of a change in the law whether retrospectively or not;

6.5.4	it is arising as a result of any change after completion the basis of which the accounts of the Company are prepared or any changes in accounting or taxation practise policies or principles.

6.6	The Seller is not liable for a Claim unless the Buyer has given the Seller notice in writing of the Claim, summarising the nature of the Claim as far as it is known to the Buyer and the amount claimed within the period of 2 years beginning with the Completion Date.

6.7	Nothing in this clause 6 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers to the extent that such conduct inhibited such a claim.

7.	CONFIDENTIALITY AND ANNOUNCEMENTS

7.1	Except so far as may be required by law, and in such circumstances only after prior consultation with the other party, neither the Buyer nor the Seller shall at any time disclose to any person or use to the detriment of the Company this Agreement or any trade secret or other confidential information which it holds in relation to the Company and its affairs.

7.2	No party shall make any announcement relating to this Agreement or its subject matter without the prior written approval of the other party except as required by law or by any legal or regulatory authority (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement so far as practicable prior to it being made).

8.	FURTHER ASSURANCE

The Seller shall (at its expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

9.	ASSIGNMENT

9.1	No party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it.

9.2	Each party that has rights under this Agreement is acting on its own behalf.

10.	WHOLE AGREEMENT

10.1	This Agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

10.2	Nothing in this clause 10 operates to limit or exclude any liability for fraud.

11.	VARIATION AND WAIVER

11.1	Any variation of this Agreement shall be in writing and signed by or on behalf of the parties.

11.2	Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived other than to the extent of the waiver.

11.3	No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

11.4	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

11.5	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

12.	COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

13.	NOTICE

13.1	A notice given under this Agreement:

13.1.1	shall be in writing;

13.1.2	shall be sent for the attention of

13.1.2.1	Philip Walsh (in the case of the Buyer); or

13.1.2.2	Ashley Dowson (in the case of the Seller)

to the respective registered addresses or fax numbers of the Buyer or the Company (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 14); and

13.1.3	shall be:

13.1.3.1	delivered personally; or

13.1.3.2	sent by fax; or

13.1.3.3	sent by pre-paid first-class post or recorded delivery; or

13.1.3.4	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

13.2	A notice is deemed to have been received:

13.2.1	if delivered personally, at the time of delivery; or

13.2.2	in the case of fax, at the time of receipt; or

13.2.3	in the case of pre-paid first class post, recorded delivery, 2 Business days from the date of posting; or

13.2.4	in the case of registered airmail, 4 Business Days from the date of posting; or

13.2.5	if deemed receipt under the previous paragraphs of this clause 14.2 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

13.3	To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

14.	SEVERANCE

14.1	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

14.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

15.	AGREEMENT SURVIVES COMPLETION

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

16.	SUCCESSORS

The rights and obligations of the Seller and the Buyer under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

18.	GOVERNING LAW AND JURISDICTION

18.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

18.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

Schedule 1 The Company

Name:	The SEPA Consultancy Limited

Registration number:	5355292

Registered office:	5 Underwood Street London N1 7LY

Authorised share capital	1,000,000 Shares of £1 each divided into:

999.996 Ordinary Shares of £1 each
1 A Share of £1
1 B Share of £1
1 C Share of £1
1 D Share of £1

Issued share capital	3,996 Ordinary Shares of £1 each
1 A Share of £1
1 B Share of £1
1 C Share of £1
1 D Share of £1

Registered shareholders (and number of Sale Shares held):	Ashley Tallentire Dowson shareholder of:

1,998 Ordinary Shares of £1 each
1 A Share of £1
1 B Share of £1

Darrell Roy Fielding shareholder of:

1,998 Ordinary Shares of £1 each
1 C Share of £1
1 D Share of £1

Directors and shadow directors:	Ashley Tallentire Dowson
Darrell Roy Fielding

Secretary:	David Morris Stroll

Registered charges	None

Schedule 2 Completion

What the Seller shall deliver to the Buyer at Completion

1.	At Completion, the Seller shall deliver or cause to be delivered to the Buyer the following documents and evidence:

1.1	transfers of the Sale Shares executed by the registered holders in favour of the Buyer;

1.2	the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

1.3	in relation to the Company, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

1.4	the written resignation, executed as a deed and in the agreed form, of the secretary of the Company

1.5	all title deeds and other documents relating to the Properties as listed in the Disclosure Bundle;

Schedule 3 Warranties

Part 1. General warranties

1.	POWER TO SELL THE COMPANY

1.1	This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

1.2	Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

1.2.1	any agreement or instrument to which the Seller is a party or by which it is bound; or

1.2.2	any order, judgment, decree or other restriction applicable to the Seller.

2.	SHARES IN THE COMPANY AND SUBSIDIARIES

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Seller is the sole legal and beneficial owner of the Sale Shares.

2.3	The Sale Shares are free from all Encumbrances and no commitment has been given to create an Encumbrance affecting the Sale Shares.

2.4	No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

3.	INFORMATION

3.1	All information contained in the Disclosure Bundle is complete, accurate and not misleading and gives full Disclosure to the enquiries made of the Seller.

3.2	The particulars relating to the Company in this Agreement are accurate and not misleading.

3.3	The Company is not a subsidiary nor a holding company.

3.4	Save in respect of the contracts referred to in the Disclosure Bundle as being subject to confidentiality clauses there is no information that has not been Disclosed which, if Disclosed, might reasonably affect the willingness of the Buyer to buy the Sale Shares on the terms of this Agreement.

4.	COMPLIANCE WITH LAWS

The Company has at all times conducted its business in accordance with its memorandum and articles of association and with all applicable laws and regulations.

5.	INSURANCE

5.1	There are no material outstanding claims under, or in respect of the validity of, the insurance policy details of which are set out in the Disclosure Bundle and so far as the Seller is aware, there are no circumstances likely to give rise to any claim under that policy.

5.2	The insurance policy is in full force and effect, not void or voidable, nothing has been done or not done which could make it void or voidable and Completion will not terminate, or entitle any insurer to terminate, such policy.

6.	POWER OF ATTORNEY

There are no powers of attorney in force given by the Company and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

7.	DISPUTES AND INVESTIGATIONS

7.1	So far as the Seller is aware neither the Company nor any of its respective Directors nor any person for whom the Company is vicariously liable:

7.1.1	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

7.1.2	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

7.2	No such proceedings, investigation or inquiry as are mentioned in paragraph 7.1 of this Schedule 3 have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings so far as the Seller is aware.

8.	COMPETITION

8.1	The definition in this paragraph applies in this Agreement.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

8.2	So far as the Seller is aware the Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of Competition Law and no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

9.	CONTRACTS

9.1	So far as the Seller is aware, except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:

9.1.1	is of a long term, unusual or exceptional nature or restricts the freedom of the Company; or

9.1.2	is not in the ordinary and usual course of business of the Company; or

9.1.3	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

9.1.4	involves or is likely to involve any material consideration payable by the Company; or

9.1.5	is not on arm’s length terms.

9.2	So far as the Seller is aware, each material contract is in full force and effect and binding on the parties to it.

9.3	No notice of termination of a material contract has been received or served by the Company and there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

10.	TRANSACTIONS WITH THE SELLER

10.1	There is no outstanding indebtedness or other liability (actual or contingent) between the Company:

10.1.1	and any director or member of the Company; or

10.1.2	the Seller or any person Connected with the Seller.

10.2	So far as the Sellers is aware, neither the Seller, nor any person Connected with the Seller, is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company to which the Seller or a person Connected with the Seller would otherwise be entitled.

11.	FINANCE AND GUARANTEES

11.1	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company.

11.2	The Company has no outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

11.3	The Company has not:

11.3.1	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

11.3.2	waived any right of set-off it may have against any third party.

11.4	All debts (less any provision for bad and doubtful debts) owing to the Company are accurately reflected in the Accounts.

11.5	Full particulars of all money borrowed by the Company (including full particulars of the terms on which such money has been borrowed) has been Disclosed.

11.6	No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable.

12.	INSOLVENCY

12.1	The Company has not

12.1.1	entered or become subject to any arrangement under the Insolvency Act 1986; nor

12.1.2	stopped paying its debts as they fall due; nor

12.1.3	committed any act of insolvency under the lnsolvency Act 1986.

13.	ASSETS

13.1	The Company is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, any assets acquired since the Accounts Date and all other assets used by the Company except for those disposed of since the Accounts Date in the normal course of business and such assets are free from any Encumbrance.

13.2	None of the assets shown in the Accounts or acquired by the Company since the Accounts Date or used by the Company is the subject of any agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

13.3	The Company is in possession and control of all the assets included in the Accounts, or acquired since the Accounts Date and all other assets used by the Company, except for those Disclosed as being in the possession of a third party in the normal course of business.

13.4	The assets of the Company are in good working order and have been regularly and properly maintained so far as the Seller is aware.

14.	INTELLECTUAL PROPERTY

14.1	The definition in this paragraph applies in this Agreement.

lntellectual Property Rights: all patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

14.2	With the exception of rights in confidential information, no lntellectual Property Rights are owned, used, or held for use by the Company, in connection with any business carried on by the Company. In relation to rights in confidential information:

14.2.1	So far as the Seller is aware the Company has not disclosed or permitted to be disclosed any such information (other than to the extent necessary in the ordinary course of business or for the purpose of disclosure to their professional advisers) to any person except the Buyer; and

14.2.2	So far as the Seller is aware the Company does not own rights in any confidential information which may be capable of patent protection or which, if disclosed other than subject to conditions of confidentiality, might have a material adverse effect on any business carried on by the Company.

14.3	So far as the Seller is aware the activities of the Company have not infringed, nor are they likely to infringe any lntellectual Property Rights of any third party. No such activities constitute, have constituted or are likely to constitute, any breach of confidence, passing off or actionable unfair competition in any jurisdiction. No such activities give or have given rise to any obligation to pay any royalty, fee, compensation or any other sum.

15.	INFORMATION TECHNOLOGY

15.1	The definitions in this paragraph apply in this Agreement.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or in relation to any business carried on by the Company.

15.2	The Company is the owner of the IT System, free from Encumbrances and all other rights exercisable by third parties. The Company has obtained all necessary rights from third parties to enable it to make exclusive and unrestricted use of the IT System.

15.3	So far as the Seller is aware the elements of the IT System are functioning satisfactorily for the needs of the Business

16.	EMPLOYMENT

16.1	The definitions in this paragraph apply in this Agreement.

Employment Legislation: legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company or any of the Subsidiaries by any Employee or Worker.

Employee: any person employed by the Company under a contract of employment.

Worker: any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

16.2	The name of each person who is a Director is set out in Schedule 1.

16.3	The Disclosure Bundle includes anonymised details of all Employees and Workers of the Company, the particulars of each Employee and Worker and the principal terms of each contract including:

16.3.1	their remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependants, whether now or in the future);

16.3.2	the commencement date of each contract and, if an Employee, the date on which continuous service began;

16.3.3	the length of notice necessary to terminate each contract, or if a fixed term, the expiry date of the fixed term and details of any previous renewals;

16.3.4	the type of contract (whether full or part-time or other); and

16.3.5	date of birth;

16.4	The Disclosure Bundle includes anonymised details of all persons who are not Workers and who are providing services to the Company under an agreement which is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment from a company) and the particulars of the terms on which the individual provides services.

16.5	No notice to terminate the contract of employment of any Employee or Worker of the Company (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between the Company and any of the current or former Employees or Workers relating to the relevant contract, its termination and any reference given by the Company regarding them.

16.6	No questionnaire has been served on the Company by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

16.7	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

16.8	All contracts between the Company and their Employees and Workers are terminable at any time on three months’ notice or less without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability other than wages, commission or pension.

16.9	The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, and there is no agreed procedure for redundancy selection.

16.10	The Company is not a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company.

16.11	The Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

16.12	The Company has not made or agreed to make a payment or provided or agreed to provide a benefit to a present or former Director, officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

16.13	The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and there is nothing likely to give rise to such a dispute or claim.

16.14	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

16.15	The Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker.

16.16	In respect of each Employee and Worker, the Company has:

16.16.1	performed all obligations and duties it is required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise;

16.16.2	maintained adequate, suitable and up to date records.

16.17	No Director, Employee or Worker has any rights in respect of any pension scheme.

17.	PROPERTY

17.1	The definitions in this paragraph apply in this Agreement.

Previously-owned Land and Buildings: any land and buildings that has or have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company, but which are either:

(a) no longer owned, occupied or used by the Company, or

(b) owned, occupied or used by the Seller but pursuant to a different lease, licence, transfer or conveyance.

Properties: the leasehold land and buildings, short particulars of which are set out in Schedule 4 and includes any part or parts of them and Property means any one of them or any part or parts of any one of them.

17.2	The Company owns no freehold property.

17.3	The particulars of the Properties set out in Schedule 4 are true, complete and accurate.

17.4	The Properties are the only land and buildings owned, used or occupied by the Company.

17.5	The Company has no right of ownership, right to use, option, right of first refusal or contractual obligation to purchase or any other legal or equitable right affecting any land and buildings other than the Properties.

17.6	The Company has no actual or contingent liability in respect of Previously-owned Land and Buildings.

17.7	The Company has not given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-owned Land and Buildings or any other land and buildings other than as set out in the Disclosure Bundle.

17.8	All written replies given by or on behalf of the Seller or the Company to any written enquiries by or on behalf of the Buyer in relation to the Properties were complete and accurate at the date they were given and would still be complete and accurate if the replies were instead being given on the Completion Date.

18.	ACCOUNTS

18.1	The Accounts have been prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the law and give a true and fair view of the commitments, financial position and affairs of the Company as at the Accounts Date and of the profit and loss of the Company for the financial year ended on that date.

18.2	The Accounts:

18.2.1	make proper and adequate provision or reserve for all bad and doubtful debts, for depreciation on fixed assets and for liabilities (including contingent liabilities) and Taxation (including deferred Taxation);

18.2.2	do not overstate the value of current or fixed assets; and

18.2.3	do not understate any liabilities (whether actual or contingent).

18.3	The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

18.4	The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profits and losses of the Company as at and to the date for which they have been prepared.

19.	ACCOUNTING, FINANCIAL AND OTHER RECORDS

19.1	All accounting, financial and other records of the Company (including the statutory books of the Company):

19.1.1	have been properly prepared, filed and maintained;

19.1.2	constitute an accurate record of all matters required by law to appear in them;

19.1.3	do not contain any material inaccuracies or discrepancies;

19.1.4	are in the possession of the Company; and

19.1.5	comply with all applicable laws.

19.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

20.	CHANGES SINCE ACCOUNTS DATE

Since the Accounts Date:

20.1	the Company has conducted its business in the normal course and as a going concern;

20.2	there has been no material adverse change in the turnover, financial position or prospects of the Company nor the loss of any supplier or customer;

20.3	The Company has not issued or agreed to issue any share or loan capital;

20.4	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company other than as set out in the Disclosure Bundle;

20.5	The Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item owned by the Company; and

20.6	no shareholder resolutions of the Company have been passed other than as routine business at an annual general meeting;

Part 2. Tax warranties

1.	GENERAL

1.1	So far as the Seller is aware all notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were punctually submitted, were accurate and complete when supplied and remain accurate and complete in all material respects and none of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

1.2	So far as the Seller is aware all Taxation (whether of the United Kingdom or elsewhere) for which the Company is or has been liable or is liable to account for has been duly paid (insofar as such Taxation ought to have been paid).

1.3	So far as the Seller is aware the Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

1.4	So far as the Seller is aware the Company has not paid within the past seven years ending on the date of this Agreement, or will become liable to pay, any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA 1970 or any other Taxation Statute as a consequence of any action or inaction up to completion.

1.5	The Company has not within the past 12 months been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and the Seller is not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.6	The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreements or other formal or informal arrangement with any Taxation Authority.

1.7	So far as the Seller is aware all transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

1.8	So far as the Seller is aware the Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts and none of such claims, disclaimers or elections are likely to be disputed or withdrawn.

1.9	The Disclosure Bundle contains full particulars of all matters relating to Taxation in respect of which the Company is or at Completion will be entitled to:

1.9.1	make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute or provision; and/or

1.9.2	appeal against any assessment or determination relating to Taxation; and/or

1.9.3	apply for a postponement of Taxation.

1.10	So far as the Seller is aware the Company is not or will not become liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation of any other person where that other person fails to discharge liability to Taxation to which he is or may be primarily liable.

2.	CHARGEABLE GAINS

The book value shown or adopted for the purposes of the Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this Agreement would be deductible under section 38 of TCGA 1992.

3.	CAPITAL ALLOWANCES

3.1	So far as the Seller is aware no balancing charge under the CAA 2001 (or any other legislation relating to capital allowances) would be made on the Company on the disposal of any pool of assets (that is, all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on a disposal of any of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

3.2	So far as the Seller is aware no event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by, the Company under the CAA 2001 (or any other legislation relating to capital allowances).

4.	DISTRIBUTIONS

4.1	So far as the Seller is aware no distribution or deemed distribution within the meaning of sections 209, 210 or 211 of ICTA 1988 has been made (or will be deemed to have been made) by the Company after 5 April 1965 except dividends shown in their accounts and in the Disclosure Bundle and the Company is not bound to make any such distribution.

4.2	So far as the Seller is aware no rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

4.3	So far as the Sellers is aware the Company has not within the period of seven years preceding Completion been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

5.	CLOSE COMPANIES GROUP RELIEF AND GROUP OF COMPANIES

The Company is not a closed company has not applied for group relief and is not part of a group of companies for any purpose whatsoever.

6.	COMPANY RESIDENCE AND OVERSEAS INTERESTS

6.1	The Company has within the past seven years been resident in the United Kingdom for corporation tax purposes and has not at any time in the past seven years been treated for the purposes of any double taxation

7.	ANTI-AVOIDANCE

7.1	All transactions or arrangements made by the Company have been made on fully arm’s length terms and there are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.

7.2	The Company has not at any time been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company or relevant Subsidiary could be liable to taxation as a result of the principles in W.T Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases.

8.	INHERITANCE TAX

8.1	The Company has not made any transfer of value within sections 94 and 202 of the IHTA 1984, nor has it received any value such that liability might arise under section 199 of the IHTA 1984, nor has it been a party to associated operations in relation to a transfer of value as defined by section 268 of the IHTA 1984.

8.2	There is no unsatisfied liability to inheritance tax attached to or attributable to the Sale Shares or any asset of the Company and none of them are subject to any Inland Revenue charge as mentioned in section 237 and 238 of the IHTA 1984.

8.3	No asset owned by the Company, nor the Sale Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of the IHTA 1984.

9.	VAT

9.1	The Company is a taxable person and is duly registered for the purposes of VAT with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Customs & Excise and the Company is not (nor are there any circumstances by virtue of which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

9.2	So far as the Seller is aware the Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

9.3	So far as the Seller is aware all supplies made by the Company are taxable supplies and the Company has not been or will be denied full credit for all input tax by reason of the operation of sections 25 and 26 of the VATA 1994 and regulations made thereunder or for any other reasons and no VAT paid or payable by the Company is not input tax as defined in section 24 of the VATA 1994 and regulations made thereunder.

9.4	The Company is not or has not been for VAT purposes a member of any group of companies and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by HM Customs & Excise under Schedule 9A to the VATA 1994 as a result of which the Company would be treated for the purposes of VAT as a member of a group.

9.5	The Company does not own or has at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

9.6	The Company has not made any claim for bad debt relief under section 36 of the VATA 1994 and there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid or there could be a claw back of input VAT from any Company under section 36(4) of the VATA 1994.

Schedule 4 Leasehold properties

Description of the Property	Ground Floor Office 30 Watling Street London EC4M 9BR

Owner	Lombard Street Research Limited

Registered/unregistered (and title number)

Contractual date of termination of lease	Period of 2 Years from 1 July 2007

Rent	£20,000 per annum, payable quarterly in advance

Deposit	£10,000 held by Owners solicitor

Occupier	The SEPA Consultancy Limited

Use	Offices

Terms of Lease	As set out in letter dated 21.05.07 from the Owner to Darrell Fielding. Memorandum dated 29.06.07 between the Owner and the Occupier. Notice dated 08.06.07 from the Owner excluding S.24-28 of the LLTA 1954. Declaration of A Dowson dated 25.06.07

Signed as a deed by the said
Ashley Tallentire Dowson

in the presence of

Signature	/s/ C S Stickels
Name	Miss C S Stickels
Address	1 Crispe Close Rainham Kent ME8 9RU

Occupation	PA

Signed as a deed by the said
Darrell Roy Fielding

in the presence of

Signature	/s/ C S Stickels
Miss C S Stickels
Name	1 Crispe Close
Address	Rainham Kent ME8 9RU

Occupation	PA

Signed as a deed by the duly authorised signatories of CMT Europe Limited
Director

Company Secretary